EXHIBIT 5

JONES DAY
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia  30309-3052

July 26, 2007

Georgia Gulf Corporation

115 Perimeter Center Place

Suite 460

Atlanta, Georgia 30346

Re:          Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Georgia Gulf Corporation, a Delaware corporation (the “Company”), in connection with the registration by the Company of 2,500,000 shares of common stock, par value $.01 per share (the “Common Stock”), and associated preferred share purchase rights (the “Rights”) to be issued in accordance with the Georgia Gulf Corporation Second Amended and Restated 2002 Equity and Performance Incentive Plan (the “Plan”), pursuant to the Company’s registration statement on Form S-8, filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), to which this opinion appears as Exhibit 5.

In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion.  We have assumed, without independent verification, the genuineness and authorization of all signatures and the conformity to the originals of all copies submitted to us or inspected by us as certified, conformed or photostatic copies.  Based on the foregoing and subject to the limitations and qualifications stated herein, we are of the opinion that:

1.             the Common Stock has been duly authorized and, when issued in the manner contemplated by the Plan against receipt of payment therefor, will be validly issued, fully paid and nonassessable; and

2.             when issued in accordance with the Georgia Gulf Corporation Amended and Restated Rights Agreement, dated as of December 5, 2000, between the Company and EquiServe Trust Company, N.A., as rights agent (the “Rights Agreement”), the Rights will be validly issued.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law.  We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ JONES DAY

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